Exhibit 4.5
FIRST AMENDMENT TO THE
AMENDED AND RESTATED SUPPORT AGREEMENT
THIS AMENDMENT (the “Amendment”) to the Amended and Restated Support Agreement dated as of March 22, 2023 (the “Agreement”) between Brookfield Corporation (“BN”) and Brookfield Reinsurance Ltd. (the “Company”) is made as of the 22nd day of March, 2024, by the undersigned. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
WHEREAS the Agreement provides, among other things, that Subsidiaries of the Company will, from time to time, appoint Brookfield as investment manager and not appoint any other person to provide any investment management services to Subsidiaries of the Company without the prior consent of Brookfield (the “Consent Right”);
WHEREAS the Company and BN desire to amend the Agreement to remove the Consent Right and make the other amendments set out herein;
AND WHEREAS, pursuant to Section 4.5 of the Agreement, the Parties may make such amendments or modifications not inconsistent with the Agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the Company Board and the BN Board, having in mind the best interests of the Non-Brookfield Holders as a whole, it may be expedient to make, provided that each such board of directors is of the opinion that such amendments or modifications will not be prejudicial to the rights or interests of the Non-Brookfield Holders as a whole;
NOW THEREFORE,
1.Amendment to Section 1.1
Section 1.1(b) is hereby deleted in its entirety and replaced with the following:
“Agreement” means the Amended and Restated Support Agreement made as of March 21, 2023, as amended by the First Amendment to the Amended and Restated Support Agreement dated as of March 22, 2024;
2.Amendment to Section 2.13.1
Section 2.1.3.1 is hereby deleted in its entirety and replaced with the following:
2.13.1    The Company acknowledges that Subsidiaries of the Company may, from time to time, where it is in the best interest of such Subsidiaries and their policyholders to do so, appoint Brookfield as investment manager. BN agrees that it will, or will cause the appropriate Brookfield entity, to accept such appointment.
3.This amendment shall be effective upon the date first written above.
4.This amendment shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
5.Except as modified herein, all terms and conditions of the Agreement shall remain in full force and effect.

6.This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall be construed together as one agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first above written.

BROOKFIELD CORPORATION
By:	/s/ Swati Mandava
Name: Swati Mandava
Title: Managing Director, Legal & Regulatory
I have the authority to bind the Corporation.
BROOKFIELD REINSURANCE LTD.
By:	/s/ Anna Knapman-Scott
Name: Anna Knapman-Scott
Title: Corporate Secretary
I have the authority to bind the Company.

[First Amendment to Amended and Restated Support Agreement]